JANUARY 28, 2011


CYNTHIA HAYES
SEI


DEAR MS. HAYES,

THIS IS TO CERTIFY THAT BROADRIDGE FINANCIAL
SOLUTIONS, INC.
RECEIVED RECORD DATE DATA ISSUED AND OUTSTANDING AND
ENTITLED TO
VOTE AT THE SPECIAL MEETING OF SHAREHOLDERS TO
HELD ON FEBRUARY 1, 2011, IF REPRESENTED. A SUMMARY
REPORT OF SHARES VOTED BY PROPOSAL IS AS FOLLOWS:


MCCARTHY MULTI CAP STOCK FUND
CUSIP #
007989718

FOR QUORUM:

RECORD DATE SHARE POSITIONS:
6,086,027.924


4,372,997.637 SHARES VOTED        71.853% OF TOTAL
SHARES VOTED



01.*  TO APPROVE AN AGREEMENT AND PLAN OF
REORGANIZATION: (A) TRANSFER
OF ALL ASSETS & LIABILITIES OF MCCARTHY FUND TO WHG
DIVIDEND
GROWTH FUND (THE WHG FUND), A SEPARATE SERIES OF THE
ADVISORS
INNER CIRCLE FUND; (B) DISTRIBUTION OF INSTITUTIONAL
SHARES OF
WHG FUND PRO RATA BY MCCARTHY FUND TO ITS
INSTITUTIONAL CLASS
SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN THE
PROXY STATEMENT

SHARES VOTED  % OF VOTED  % OF TOTAL
FOR                          4,372,821.637
99.996%     71.850%
AGAINST                            176.000
0.004%      0.003%
ABSTAIN                              0.000
0.000%      0.000%

TOTAL                        4,372,997.637
100.000%     71.853%


02.*  TO APPROVE AN INTERIM ADVISORY AGREEMENT FOR
THE MCCARTHY FUND
BETWEEN THE TRUST AND WESTWOOD MANAGEMENT CORP

SHARES VOTED  % OF VOTED  % OF TOTAL
FOR                          4,372,821.637
99.996%     71.850%
AGAINST                            176.000
0.004%      0.003%
ABSTAIN                              0.000
0.000%      0.000%

TOTAL                        4,372,997.637
100.000%     71.853%





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JANUARY 28, 2011
PAGE TWO OF TWO

MCCARTHY MULTI CAP STOCK FUND


BROADRIDGE FINANCIAL SOLUTIONS, INC. DOES NOT
GUARANTEE THE
GENUINENESS OF THE SIGNATURE(S) OF ANY SHAREHOLDER
OR ASSUME ANY
RESPONSIBILITY FOR THE LEGALITY OF ANY VOTED PROXY.


SINCERELY,





ROBERT VENDITTI
SR. PROJECT MANAGER
BROADRIDGE FINANCIAL SOLUTIONS, INC.


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